EXHIBIT 4.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCE,
                             RIGHTS AND LIMITATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

The following resolution has been duly adopted by the Board of Directors of Life Petroleum, Inc. (the "Company"), which resolution remains in full force and effect as of the date hereof:

      WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Company's Articles of Incorporation, as amended, to fix by resolution the designation of each series of preferred stock of the Company, par value $.01 per share (the "Preferred Stock"), and the powers, preferences, rights, limitations and restrictions thereof; and

      WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series as described on this Certificate of Designations, Preferences, Rights and Limitations.

      NOW, THEREFORE, IT IS RESOLVED that there is authorized such series of Preferred Stock on the terms and with the provisions herein set forth:

      1. Designation and Number of Shares. Of the 5,000,000 shares of Preferred Stock authorized pursuant to Article Third of the Company's Articles of Incorporation, 750,000 of such shares are hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). Shares of Series A Preferred Stock are sometimes referred to herein as "Series A Preferred Shares." The Stated Value of each Series A Preferred Share is $3.00.

      2. Dividends. The holders of Series A Preferred Stock shall not be entitled to receive any dividends.

      3. Conversion.

            (a) On the first business day following approval by the stockholders of the Company of (i) a reverse stock split of the Company's common stock; and
(ii) an amendment to the Company's Articles of Incorporation decreasing the authorized number of shares of Common Stock (the "Effective Date"), each share of Series A Preferred Stock shall automatically, and without any further action by either the Company or the holders, convert into 1,000 fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of common stock, $.0001 par value (the "Common Stock) of the Company, such amount to be adjusted pursuant to Section 3(e)(i) below to reflect the reverse stock split referred to above (the "Conversion Rate").


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            (b) Promptly after the Effective Date, the Company shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series A Preferred Shares in accordance with the provisions of this Section 3. The fractional interest in one share of Common Stock arising upon the conversion, if any, shall be settled as provided in paragraph (d) below.

            (c) All shares of Common Stock delivered upon conversion of the Series A Preferred Shares shall be duly and validly issued and fully paid and nonassessable. Upon the Effective Date, such converted Series A Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

            (d) No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Shares. Any fractional interest in one share of Common Stock resulting from a holder's conversion of Series A Preferred Shares shall be rounded up or down to the nearest whole number.

            (e) The Conversion Rate shall be subject to adjustment from time to time as follows:

                  (i) In case the Company shall (1) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (2) subdivide its outstanding Common Stock into a greater number of shares, or (3) combine its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such event shall be proportionately adjusted so that the holder of any share of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock of the Company that he would have been entitled to receive had the share been converted immediately prior to the happening of such event. An adjustment made pursuant to this
            Section 3(e)(i) shall become effective immediately after the Record Date in the case of a dividend or distribution except as provided in
            Section 3(e)(iii) below, and shall become effective immediately after the effective date in the case of a subdivision or combination. If any dividend or distribution is not paid or made, the Conversion Rate then in effect shall be appropriately readjusted.

                  (ii) If at any time or from time to time there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into another corporation, or the sale of all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3 (including adjustment of the Conversion Rate for the Series A Preferred Stock then in effect and number of shares of Common Stock purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.


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                  (iii) In the event that the Company at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Series A Preferred Stock.

                  (iv) No adjustment in the Conversion Rate shall be required unless such adjustment would require a change of at least 1% in the Conversion Rate; provided, however, that any adjustments which by reason of this Section 3(e)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, further, that adjustment shall be required and made in accordance with the provisions of this Section 3(e). All calculations under this Section 3(e) shall be made to the nearest one hundredth of a share. Notwithstanding anything in this Section 3(e) to the contrary, the Company shall be entitled to make such reductions in the Conversion Rate, in addition to those required by this Section 3(e), as it in its discretion, shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, or distribution of evidence of indebtedness or assets (other than cash dividends or distributions paid from retained earnings) hereinafter made by the Company to its stockholders shall be a tax-free distribution for federal income tax purposes.

                  (v) In each case of adjustment or readjustment of the
            Conversion Rate for the Series A Preferred Stock or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment or readjustment in accordance with the provisions hereof (and cause its regularly retained independent public accountants to verify such computation) and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in its detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to have been received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Rate for the Series A Preferred Stock at the time in effect, (3) the number of additional shares of Common Stock, and (4) the type and amount, if any, of other property that at the time would be received upon conversion of the Series A Preferred Stock.


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                  (vi) The provision of this Section 3(e) shall not apply to or as result of any shares, rights, options, warrants or convertible securities outstanding on the date hereof or issuable as a result of any transaction occurring, plan adopted, or agreement entered into prior to the date hereof.

            (f) (i) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held by its treasury, or both, for the purpose of effective conversions of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock not theretofore converted. For the purposes of this Section 3(f), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

                  (ii) Before taking any action that would cause an adjustment reducing the Conversion Rate below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted Conversion Rate.

            (g) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax or fee that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock to be converted and no such issue or delivery shall be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or fee or has established, to the satisfaction of the Company, and that the tax or fee has been paid.

      4. Preemptive Rights. Series A Preferred Shares are not entitled to any preemptive rights to acquire any unissued shares of any capital stock of the Company, now or hereafter authorized, or any other securities of the Company, whether or not convertible into shares of capital stock of the Company or carrying a right to subscribe to or acquire any such shares of capital stock.


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      5. Voting.

            (a) Except as otherwise required by applicable law, the holders of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series A Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the bylaws of the Corporation. As in any matter on which the holders of Series A Preferred Stock shall be entitled to vote the holders of the outstanding Series A Preferred Stock shall have voting rights equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible.

            (b) Notwithstanding anything herein to the contrary, the consent of the holders of a majority of all of the shares of the Series A Preferred Stock voting as a separate class at the time outstanding shall be required to (i) authorize or issue any class or series of capital stock of the Corporation ranking senior to, or on parity with, the Series A Preferred Stock, of (ii) authorize or issue any class or series of capital stock or bonds, debentures, notes or other securities or obligations of the Corporation convertible into, or exercisable or exchangeable for, any class or series of capital of the Corporation ranking senior to, or on parity with, the Series A Preferred Stock. The Consent of the holders of the Series A Preferred Stock at the time outstanding shall not be required to (i) authorize or issue any class or series of capital stock of the Corporation ranking junior to such class of Section A Preferred Stock, or (ii) authorize or issue any class or series of capital stock or bonds, debenture, notice or other securities or obligations of the Corporation convertible into, or exercisable or exchangeable for, any class or series of capital of the Corporation ranking junior to the Series A Preferred Stock.

      6. Liquidation Preference. Series A Preferred Shares are not entitled to any preference upon liquidation, dissolution or winding up of the Company.

      7. Rank. The Company may hereafter issue shares of Preferred Stock or other capital stock ranking senior to, or in parity with, the Series A Preferred Stock. Nothing herein shall preclude the Company from doing so or requiring the Company or Board of Directors of Company to obtain the prior written consent of the holders of Series A Preferred Shares.

      8. Reports and Notices. So long as any Series A Preferred Shares shall be outstanding, the Company shall provide to the holder or holders of such shares copies of all annual, quarterly and other reports of the Company and copies of all stockholder notices of the Company promptly after filing with the Securities and Exchange Commission.

      9. Waiver by Series A Preferred Stockholders. Except as expressly provided for herein or as otherwise required by law, any rights or benefits for the Series A Preferred Shares and the holders thereof provided herein may be waived as to all outstanding Series A Preferred Shares and the holders thereof by the consent of the holders of a majority of the then-outstanding Series A Preferred Shares.


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      10. Holder. The term "holder" as used in this Designation of Preferences,
Rights and Limitations of Series A Convertible Preferred Stock means a record holder of any shares of Series A Preferred Stock.

      11. Additional Issuance of Preferred Shares. The holder acknowledges that the Company intends to issue additional shares of Preferred Stock. Nothing herein shall preclude the Company from issuing additional shares of Preferred Stock, which shares may have preferences over or rank prior to the Series A Shares.

      IN WITNESS WHEREOF, Life Petroleum, Inc. has caused this Certificate of Designation to be executed by the undersigned duly authorized officers of the Company as of the 4th day of June, 2003.

                                 LIFE PETROLEUM, INC.


                                 By: /s/ Bradley W. Cassel
                                     -------------------------------------------
                                     Bradley W. Cassel, President


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